EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in previously filed Registration Statements on Form S-8, File No. 333-102539, which was effective on January 16, 2003, of our report dated April 1, 2013  relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Federated National Holding Company (the “Company”) for the year ended December 31, 2012.

/s/ DeMeo, Young, McGrath

Boca Raton, Florida

April 1, 2013